Exhibit 4.4

TGR Financial, Inc. Logo

FORM OF

SHAREHOLDER COMMON STOCK WARRANT

In connection with the acquisition of all of the outstanding shares of common stock, $5.00 par value per share of First National Bank of the Gulf Coast, a national banking association (the “Bank”) by TGR Financial, Inc., a Florida corporation (“TGR”), TGR hereby grants to the person(s) identified on the books of the Bank as a warrant holder (the “Warrant Holder”) a warrant (the “Warrant”), subject to the following terms and conditions:

1. Grant of Warrant. TGR hereby grants to the Warrant Holder a Warrant representing the right to purchase shares of the fully-paid and nonassessable common stock, $1.00 par value per share, of TGR (the “Shares”), subject to the terms, conditions and adjustments set forth herein.

2. Expiration Date. This Warrant shall expire and all rights hereunder shall cease at 5:00 p.m., Eastern Time, on October 23, 2014, which is the fifth anniversary of the consummation date of the acquisition of the Bank by Panther Community Bank, N.A. (subject to earlier termination in certain circumstances pursuant to Section 11 below) (the “Expiration Time”).

3. Number of Shares Covered by Warrant; Exercise Price. The number of Shares for which the Warrant may be exercised, subject to adjustment as provided in Section 4 below, shall be as set forth on the books of TGR and in the transmittal letter accompanying this Warrant. The Shares subject to the Warrant may be purchased in whole or in part in accordance with the terms of the Warrant. The price per share for the Shares purchased upon exercise of the Warrant shall be $10.00 per share, subject to adjustment as provided in Section 4 below (the “Exercise Price”). The right of exercise shall be cumulative, so that if the Warrant is not exercised for the maximum number of Shares permissible on any exercise date, it shall be exercisable, in whole or in part, with respect to the Shares not so purchased at any time prior to the Expiration Time.

4. Adjustments in Number of Shares and Exercise Price. If, prior to the Expiration Time, TGR shall subdivide its outstanding Shares into a greater number of Shares, or declare and pay a dividend of its shares payable in additional Shares, the Exercise Price, as then in effect, shall be proportionately reduced, and TGR shall proportionately increase the number of Shares then subject to exercise under the Warrant. If, prior to the Expiration Time, TGR shall combine its outstanding shares into a lesser number of shares, the Exercise Price, as then in effect, shall be proportionately increased, and TGR shall proportionately reduce the number of Shares then subject to exercise under the Warrant.

5. Exercise of Warrant.

(a) Vesting. The Warrant shall be exercisable in full or in part beginning at 5:00 p.m., Eastern Time, on [___________, 2012], the consummation date of the acquisition of the Bank by TGR.

(b) Manner of Exercise. Subject to the terms hereof, the Warrant may be exercised by the Warrant Holder by transmitting a completed exercise form and the required payment, by mail or hand-delivery, to the Secretary of TGR at TGR’s main office or at such other address as TGR shall have notified the Warrant Holder in writing, specifying the number of Shares to be purchased and the purchase price to be tendered in payment for the shares in accordance with paragraph 5(c) below. No fractional Shares will be issued upon exercise of the Warrant.

(c) Payment of Exercise Price. Payment of the purchase price for the number of Shares as to which the Warrant is exercised shall be by check payable to the order of TGR in an amount equal to the Exercise Price multiplied by the number of Shares being purchased.

6. Delivery of Written Notices. Upon receipt of the items set forth in Section 5, TGR, at its expense, shall cause to be delivered to the Warrant Holder:

(a) a written notice that shall set forth the name, location and state of organization of TGR, the name of the Warrant Holder, the number of duly authorized, fully paid and nonassessable Shares which the Warrant Holder holds as a result of the exercise of such Warrant, any applicable restrictions on the transfer of such Shares, and such other information as required by law; and

(b) in the case of a partial exercise, a written notice specifying the number of Shares as to which the Warrant shall be exercisable, which shall be equal in number to the number of shares called for on the books of TGR less the number of Shares as to which the Warrant has been exercised.

7. Reservation of Shares. TGR shall at all times reserve and keep available a number of its authorized but unissued shares of its common stock sufficient to permit the exercise in full of this Warrant.

8. Restrictions on Exercise. Notwithstanding anything in the Warrant to the contrary, the Warrant may not be exercised (i) if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or banking laws, or other law or regulation or (ii) unless TGR or the Warrant Holder, as applicable, obtains any approval or other clearance which TGR determines to be necessary or advisable from the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, or any other federal or state banking regulatory agency with regulatory authority over the operation of TGR (collectively the “Regulatory Agencies”). TGR may require representations and warranties from the Warrant Holder as required to comply with applicable laws or regulations, including the Securities Act of 1933, as amended (the

“Securities Act”), regulations of the Regulatory Agencies, and state securities laws. In addition, TGR shall not be obligated to deliver any Shares pursuant to the exercise of the Warrant and shall have no obligation to settle the Warrant exercise unless a registration statement under the Securities Act with respect to the Shares is effective and a prospectus (a “Prospectus”) complying in all material respects with the regulations of the Securities and Exchange Commission (the “SEC”) is available for delivery by TGR. In the event that a registration statement with respect to the Shares underlying the Warrant is not effective under SEC regulations or a Prospectus relating to the Shares is not available for delivery by TGR, the Warrant Holder shall not be entitled to exercise the Warrant and the Warrant may have no value and expire worthless. In no event will TGR be required to net cash settle the exercise of the Warrant.

9. No Rights or Liabilities as Shareholder. The Warrant Holder shall have no rights or any obligations or liabilities as a shareholder of TGR with respect to any Shares which may be purchased upon exercise of the Warrant unless and until the Warrant Holder has been registered as the owner of such Shares on the books of TGR and a written notice as set forth in Section 6 above is duly delivered to the Warrant Holder.

10. Merger of TGR. If, subsequent to the consummation date of the acquisition of the Bank by TGR, TGR merges with another company and the Warrant Holder surrenders any required transmittal materials, the Warrant Holder shall be entitled to a warrant of like tenor for the purchase of common stock of the surviving company. All other terms and conditions of the Warrant shall remain in full force and effect as set forth herein.

11. Mandatory Exercise; Termination.

(a) TGR may be required to increase its capital to meet capital requirements imposed by statute, rule, regulation, or guideline. In order to achieve such capital increase, the Regulatory Agencies may direct TGR to require the Warrant Holder to either (i) exercise or forfeit all or part of the Warrant or (ii) allow all or such part of the Warrant to be terminated. If the Regulatory Agencies so direct TGR, then the Warrant Holder must exercise or forfeit the Warrant as set forth below, subject to the terms set forth in Section 8 hereof.

(b) When TGR is required to increase its capital as described in subsection (a) above, TGR shall send a notice (the “Notice”) to the Warrant Holder (i) specifying the number of Shares relating to the Warrant for which the Warrant must be exercised (the “Number”) (if less than all shares relating to warrants held by all holders of warrants of TGR under agreements substantially similar to this one are required by TGR to be exercised or cancelled, the Number for the Warrant Holder shall reflect a proportionate allocation based on the number of Shares subject to the Warrant as compared to the total number of shares subject to warrants held by all such warrant holders as a group); (ii) specifying the date prior to which the Warrant must be totally or partially exercised, as the case may be (the “Deadline”); and (iii) stating that the failure of the Warrant Holder to exercise the Warrant shall result in its automatic termination.

(c) If the Warrant Holder does not exercise the Warrant pursuant to the terms of the Notice, the Warrant shall be automatically terminated on the Deadline, without further act or action by the Warrant Holder or TGR, and the Warrant shall be cancelled on the books of TGR. If the Number is less than the total number of Shares that are then subject to exercise under the Warrant, TGR shall deliver a written notice in compliance with Section 6(b) hereof.

12. Clerical Changes to Warrant. TGR may, without the consent of the Warrant Holder, make changes to the Warrant that (i) are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake in the Warrant, (ii) add to the covenants and agreements that TGR is required to observe, or (iii) result in the surrender of any right or power reserved or conferred upon TGR in the Warrant, but which changes do not or will not materially affect, alter, or change the rights, privileges or immunities of the Warrant Holders.

13. Transfer and Assignment. Subject to applicable law, including OCC regulations and state and federal securities laws, the Warrant is transferable by the registered holder(s) in person or by duly authorized agent on the books of TGR by delivering a properly completed form of assignment attached hereto to the Secretary of TGR.

14. Governing Law. To the extent not preempted by the laws of the United States, the terms of the Warrant are to be construed and enforced in accordance with and governed by the procedural provisions and substantive law of the State of Florida.

15. Miscellaneous.

(a) Except as provided herein, the terms of the Warrant may not be amended or otherwise modified unless evidenced in writing and signed by an authorized officer of TGR and the Warrant Holder or his or her duly appointed attorney-in-fact.

(b) All notices under the Warrant shall be mailed or delivered by hand to the parties at their respective addresses as recorded in the official shareholder records of TGR or at such other address as the parties may from time to time provide to each other in writing.

IN WITNESS WHEREOF, TGR has caused the Warrant to be issued in its corporate name by its duly appointed officer.

TGR FINANCIAL, INC.

By:
Name:
Title:
Date:

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